Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

DALLAS, TEXAS  75244

September 30, 2008

Forest Oil Corporation

707 17th Street

Suite 3600

Denver, Colorado  80202

Ladies and Gentlemen:

We hereby consent to the use of our name and the information regarding our review of Forest Oil Corporation’s estimates of reserves in the section entitled “Independent Audit of Reserves” included in the Annual Report on Form 10-K of Forest Oil Corporation (“Forest”) for the year ended December 31, 2007, to references to our firm in the Form 10-K, and to the incorporation by reference thereof into Forest’s Form S-3 Registration Statement and the related Prospectus (the “Registration Statement”), in the context in which they appear (including any amendments thereto).  We further consent to the use of our name in the “Experts” section of the Registration Statement.

Very truly yours,

DeGolyer and MacNaughton